                                   EXHIBIT 5





                                Form S-8 page 19

                                                                  EXHIBIT 5


                               CRAIG E. GOSSELIN
                                Attorney-at-Law
                              2095 Batavia Street
                            Orange, California 92865



                                October 7, 1996

Vans, Inc.
2095 Batavia Street
Orange, California  92865

         Re:     REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

         I have acted as counsel to Vans, Inc., a Delaware corporation (the "Company"), with respect to the registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission for the purpose of registering for sale under the Securities Act of 1933, as amended, 1,230,029 shares of Common Stock, par value $.001 per share ("Common Shares"), of the Company issuable upon the exercise of certain options ("Options") granted under the Company's 1991 Long-Term Incentive Plan ("Plan").

         Based on my review of the Restated Certificate of Incorporation of the Company, the Restated By-Laws of the Company, as amended, the Minutes of meetings of the Board of Directors and of the stockholders of the Company and written consents in lieu of such meetings, the stock ledger of the Company, the Plan and such other documents and records as I have deemed necessary and appropriate, I am of the opinion that the Common Shares, if and when issued and paid for upon the exercise of the Options and in accordance with the terms of the Options, will be validly issued, fully paid and nonassessable.

         I consent to the filing of this opinion as an exhibit to the Registration Statement.



                                          Very Truly Yours,


                                          /s/ Craig E. Gosselin
                                              Craig E. Gosselin





                                Form S-8 page 20